CHAPMAN AND CUTLER LLP                                  111 WEST MONROE STREET
                                                       CHICAGO, ILLINOIS 60603



                             [Form of Tax Opinion]





                              [       ], 2011



First Trust Strategic High Income Fund II
120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187

[First Trust Strategic High Income Fund] //
[First Trust Strategic High Income Fund III]
120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187


     Re:          Federal Income Tax Consequences of Reorganization of
               First Trust Strategic High Income Fund [III] with and into
                        First Trust Strategic High Income Fund II
               ----------------------------------------------------------

Ladies and Gentlemen:

      You have requested our opinion regarding certain United States federal income tax consequences in connection with the transfer of all of the assets of First Trust Strategic High Income Fund [III], a Massachusetts business trust (the "Acquired Fund") to First Trust Strategic High Income Fund II, a Massachusetts business trust (the "Acquiring Fund"), in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, pursuant to the Agreement and Plan of Reorganization dated as of [__________, 2011] (the "Agreement") (the contemplated transaction being hereinafter referred to as a "Reorganization"). Capitalized terms used in this letter without definition shall have the meanings given them in the Agreement.

      For purposes of this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies of the Agreement, the exhibits attached thereto, the Registration Statement on Form N-14 filed by the Acquiring Fund on or about [__________, 2011], with the Securities and Exchange Commission, and such other documents and instruments as we have deemed necessary or appropriate. In our examination of the foregoing materials, we have assumed the genuineness of all signatures, legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to

First Trust Strategic High Income Fund II
First Trust Strategic High Income Fund [III]
Page 2



the original documents of all documents submitted to us as copies. We have assumed that such documents reflect all the material facts relating to the Reorganization. In addition, we have assumed that each Reorganization will be consummated in accordance with the terms of such documents and that none of the material terms and conditions contained therein will have been waived or modified prior to the consummation of each Reorganization.

      In rendering this opinion, we are relying upon the representations and warranties made by the Acquiring Fund and the Acquired Fund in the representation letters provided to us. We have neither been asked to, nor have we undertaken to, verify the accuracy of these and other representations made to us. In this regard, we have assumed that any representation made "to the best of knowledge," "to the knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person making a representation has represented that such person either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have likewise assumed that there is in fact no such plan, intention, understanding, or agreement.

      Based upon and subject to the foregoing, it is our opinion that, for United States federal income tax purposes:

              1. The transfer of all of the Acquired Fund's assets to the Acquiring Fund in exchange solely for Acquiring Fund shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund followed by the pro rata distribution to the Acquired Fund shareholders of all the Acquiring Fund shares received by such Acquired Fund in complete liquidation of the Acquired Fund will constitute a "reorganization" within the meaning of Section 368(a) of the Code and the Acquiring Fund and the Acquired Fund will each be a "party to a reorganization," within the meaning of Section 368(b) of the Code, with respect to the Reorganization.

              2. No gain or loss will be recognized by the Acquiring Fund upon the receipt of all the assets of the Acquired Fund solely in exchange for Acquiring Fund shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund.

              3. No gain or loss will be recognized by the Acquired Fund upon the transfer of all the Acquired Fund's assets to the Acquiring Fund solely in exchange for Acquiring Fund shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund or upon the distribution of the Acquiring Fund shares, respectively, to the Acquired Fund shareholders in complete liquidation of the Acquired Fund.

First Trust Strategic High Income Fund II
First Trust Strategic High Income Fund [III]
Page 3



              4. No gain or loss will be recognized by the Acquired Fund's shareholders upon the exchange of their Acquired Fund shares solely for Acquiring Fund shares, respectively, in the Reorganization.

              5. The aggregate basis of the Acquiring Fund shares received by each Acquired Fund shareholder, respectively, pursuant to the Reorganization will be the same as the aggregate basis of the Acquired Fund shares exchanged therefor by such shareholder. The holding period of the Acquiring Fund shares received by each Acquired Fund shareholder will include the period during which the Acquired Fund shares exchanged therefor were held by such shareholder, provided such Acquired Fund shares are held as capital assets at the time of the Reorganization.

              6. The basis of an Acquired Fund's assets transferred to the Acquiring Fund will be the same as the basis of such assets to the Acquired Fund immediately before the Reorganization. The holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund.

              7. The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

      We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except the Reorganization. We also note that certain shareholders of the Acquired Fund may be subject to special rules because of their particular federal income tax status and that the tax consequences of the Reorganization to such shareholders may accordingly differ from the ones of general application that are described above. This opinion is intended to satisfy the condition precedent to the Reorganization set forth in Section 8.7 of the Agreement, is being furnished to you solely for that purpose, and may not be relied upon by any other person without our express written consent.

      Our opinion is based upon the Code, Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date hereof. All such legal authorities are subject to change, either prospectively or retroactively. We are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof, even if such changes materially affect the tax consequences of the Reorganization that are set forth above.

First Trust Strategic High Income Fund II
First Trust Strategic High Income Fund [III]
Page 4



      If any of the facts, assumptions or representations on which our opinion is based is incorrect, we expect you to advise us so that we may consider the effect, if any, on our opinion.

      Our opinion has no binding effect on the Internal Revenue Service or the courts of any jurisdiction. No assurance can accordingly be given that, if the matter were contested, a court would agree with the legal conclusions set forth above.

                                   Sincerely,

                                   CHAPMAN AND CUTLER LLP